Exhibit 21

SUBSIDIARIES OF THE COMPANY

Name	State or Province of Incorporation

Spectrum Control, Inc.	Pennsylvania

Spectrum Control, Inc.	Delaware

Spectrum Engineering International, Inc.	Delaware

Spectrum Control Technology, Inc.	Delaware

Spectrum FSY Microwave, Inc.	Maryland

Spectrum SEI Microwave, Inc.	Delaware

Spectrum Microwave, Inc.	Delaware

Spectrum Sensors and Controls, Inc.	California

Spectrum Sensors and Controls, Inc.	Pennsylvania

Spectrum Control GmbH	Germany

Spectrum Control de Mexico	Mexico

Spectrum Control (Hong Kong) Limited	Hong Kong

Spectrum Control Electronics (Dongguan) Co. LTD.	Peoples Republic of China

Spectrum Sensors and Controls, Inc.	Ohio

CMT Filters, Inc.	Delaware

SenDEC Corp.	New York

API Cryptek Inc. d/b/a ION Networks	Delaware

API Electronics Group Corp.	Ontario

API Electronics, Inc.	Delaware

API Nanofabrication and Research Corporation	Delaware

API Nanotronics Holdings Corp.	Ontario

API Nanotronics Sub, Inc.	Ontario

API Systems, Inc.	Delaware

API Defense, Inc.	Delaware

API Defense USA, Inc.	Delaware

Emcon USA, Inc.	Delaware

Cryptek Holdco UK Limited.	United Kingdom

Emcon2007 Holdco Inc.	Canada

Emcon Emanation Control Ltd.	Canada

Filtran Inc.	New York

Filtran Limited	Ontario

Keytronics Inc.	New York

National Hybrid, Inc.	New York

Pace Technology, Inc.	Florida

Secure Computer Systems Ltd.	United Kingdom

Secure Systems & Technologies, Ltd.	United Kingdom

Secure Systems Production Limited	United Kingdom

TM Systems II, Inc.	Delaware